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                                                                      EXHIBIT 11


                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                       STATEMENT OF NET INCOME PER SHARE
                       ($ in thousands, except per share)
                                  (Unaudited)

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                                                                                   THREE MONTHS ENDED
                                                                                      SEPTEMBER 30,
                                                                                --------------------------
                                                                                  1997             1996
                                                                                --------          --------
PRIMARY INCOME PER SHARE

Computation for statement of operations

Net income per statement of operations                                          $  5,513          $  8,204
                                                                                ========          ========

Common shares outstanding                                                         70,376            60,252

Adjustment to weighted average common shares outstanding:

        Add dilutive effect of:
              Employee Options                                                     2,323             4,006
                                                                                --------          --------

Weighted average common shares and common
   equivalent shares outstanding, as adjusted                                     72,699            64,258
                                                                                ========          ========

Net income per common share,
   as adjusted                                                                  $    .08          $    .13
                                                                                ========          ========

FULLY DILUTED INCOME PER SHARE

Net income applicable to common stock as
   shown in primary computation above                                           $  5,513          $  8,204
                                                                                ========          ========

Common shares outstanding                                                         70,376            60,252

Adjustment to weighted average common shares outstanding:

        Add fully dilutive effect of:
              Employee Options                                                     2,867             4,086
                                                                                --------          --------

Weighted average common shares and common
   equivalent shares outstanding, as adjusted                                     73,243            64,338
                                                                                ========          ========

Fully diluted net income per common share                                        $   .08           $   .13
                                                                                ========          ========
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